Exhibit 10.9

AMGEN INC. SUPPLEMENTAL

RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

AMGEN SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

ARTICLE I

INTRODUCTION AND PLAN PURPOSE

1.1	Purpose. The purpose of this Plan is to provide benefits to employees of the Company and certain of its affiliates and subsidiaries whose Matching Contributions and Nonelective Contributions are limited under the Amgen Retirement and Savings Plan (the “Retirement Plan”), whether because of statutory limitations or because of employee deferrals to the Amgen Nonqualified Deferred Compensation Plan (the “NQDC”), or both. The Company intends that the Plan will provide benefits to a select group of management or highly compensated employees.

1.2	History and Effective Date. The Amgen Inc. Supplemental Retirement Plan (the “Plan”) was established by Amgen Inc. (the “Company”) effective as of January 1, 1993, was amended and restated effective January 1, 1998, and again effective November 1, 1999. The Plan was further amended and restated effective January 1, 2005 to document the merger of the Immunex Key Employee Plan with and into this Plan. The Plan, as set forth herein, is further amended and restated, effective January 1, 2009, subject to any earlier date specifically set forth within the Plan, to incorporate amendments adopted after its January 1, 2005 restatement and to adopt provisions intended to comply with Code Section 409A and related Treasury Regulations and guidance. The Plan shall be operated and interpreted in accordance with this intention. However, if your payments commenced prior to January 1, 2009, or if the Committee determines that all of the events necessary to receive payment have occurred prior to January 1, 2009, you shall receive or continue to receive payments in accordance with the Plan terms in effect on December 31, 2008, to the extent that the Company determines that doing so would comply with a reasonable, good-faith interpretation of Code Section 409A and applicable guidance relating to Code Section 409A. Where payments have not commenced on or before December 31, 2008 because you were treated as not having experienced a “separation from service” under a reasonable, good-faith interpretation of Code Section 409A and applicable guidance, but you would be treated as having experienced a “separation from service” under Treasury Regulation Section 1.409A-1(h) on a date that is on or after April 10, 2007 and on or before December 31, 2008, you will be treated as having experienced a separation from service on December 31, 2008.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following terms, when capitalized, have the following meanings. Any capitalized term in this Plan that is not defined in this Article II has the meaning given such term in the Retirement Plan.

2.1 Account means the Account maintained by the Company in accordance with Article IV with respect to Plan Credits and Earnings.

2.2 Account Balance Plan means any plan, agreement or arrangement of the Company or any of its Affiliates that is an “account balance plan” as defined in Treasury Regulation Section 1.409A-1(c)(2)(A) and (B).

2.3 Affiliate shall mean, with respect to any entity, all other entities with which the subject entity would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations)

and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable.

2.4 Beneficiary means the person, persons or entity entitled under Article VI to receive Plan benefits payable in the event of your death.

2.5 Board means the Board of Directors of the Company.

2.6 Code means the Internal Revenue Code of 1986, as amended.

2.7 Committee means the Compensation Committee of the Company’s Board.

2.8 Company means Amgen Inc. or any subsidiary or affiliate of Amgen Inc. selected by the Board or the Committee to participate in the Plan and excludes any disregarded entity pursuant to Treasury Regulations section 301.7701-3, unless such disregarded entity is selected by the Board or Committee to participate in the Plan.

2.9 Compensation has the same meaning as such term has under the Retirement Plan, except that, for purposes of this Plan, Compensation is not limited by the Salary Cap, includes amounts that are deferred into the NQDC.

2.10 Earnings means the amount credited to your Account under Section 4.3 of the Plan.

2.11 Employer means, for the purpose of determining whether you have experienced a Separation from Service, the entity for which you perform services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises and all of its Affiliates.

2.12 Normal Retirement Date means the first day of the month coinciding with or next following your attainment of age 65.

2.13 NQDC means the Amgen Nonqualified Deferred Compensation Plan.

2.14 Participation Agreement means the agreement you file with the Committee acknowledging the terms of the Plan and enrolling in the Plan.

2.15 Plan means this Amgen Inc. Supplemental Retirement Plan.

2.16 Plan Year means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

2.17 Plan Credits means the amount credited to your Account under Section 4.2 and, where applicable, also includes Core Credits and Matching Credits that were made to your Account for periods prior to January 1, 2005.

2.18 Retirement Plan means the Amgen Inc. Retirement and Savings Plan.

2.19 Salary Cap means the highest level of compensation that can be considered for the purpose of calculating benefits under Section 401(a)(17) of the Code.

2.20 Separation from Service means the termination of services that you provide to your Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury

Regulation Section 1.409A-1(h). In determining whether you have experienced a Separation from Service, the following provisions shall apply:

(a)	Except as otherwise provided in Section 2.20(b), a Separation from Service shall occur when you experience a termination of employment with your Employer. You will be considered to have experienced a termination of employment when the facts and circumstances indicate that either (i) you are not reasonably expected to perform further services for the Employer after a certain date, or (ii) that the level of bona fide services you will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 49% of the average level of bona fide services that you performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or full period of services to the Employer if you have been providing services to the Employer for less than 36 months).

(b)	If you are on military leave, sick leave, or other bona fide leave of absence, the employment relationship between you and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or longer, so long as you retain a right to reemployment with the Employer under an applicable statute or by contract. If the period of leave exceeds six months and you do not retain a right to reemployment under an applicable statute or by contract, you will incur a Separation from Service as of the first day immediately following the end of such six-month period. However, where your leave of absence is due to your “disability” (as defined below), a 29-month period of absence will be substituted for such six-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that you will return to perform services for the Employer. For purposes of this Section 2.20(b), “disability” shall mean any medically determinable physical or mental impairment resulting in your inability to perform the duties of your position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months. The determination of whether you have a disability shall be made by the Employer’s short-term disability insurance carrier or administrator (or, if none, by the Committee).

(c)	Notwithstanding the foregoing, if you provide services to the Employer as both an employee and a member of the Board, then to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by you as a Board member shall not be taken into account in determining whether you experience a Separation from Service as an employee.

2.21 Spouse means your wife or husband who is lawfully married to you at the time of your death.

2.22 Years of Service means, effective April 1, 2004, a continuous period of employment beginning on your date of hire with the Company and ending on the date your employment with the Company terminates for any reason. You will be credited with one Year of Service for each consecutive 12-month-period beginning on your hire date, and each anniversary thereof, that you remain employed with the Company. If your employment with the Company terminates and you are later rehired, your prior Years of Service under the Plan will be disregarded and your Years of Service for purposes of vesting in Plan Credits after the rehire date will be determined from the date of your rehire until your subsequent termination of employment.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. You are eligible to receive credits in your Account as provided in Section 4.2 of the Plan during the time you are eligible to participate in the Retirement Plan and either your Compensation for the relevant calendar year is in excess of the Salary Cap, or you elect to make a deferral into the NQDC, or both.

3.2 Automatic Participation. Once you satisfy the eligibility requirements under Section 3.1, you will automatically be enrolled in the Plan and eligible to receive Plan Credits under Article IV of the Plan.

3.3 Participation. After you first become eligible, you will continue to participate in the Plan (that is, you will receive Earnings on the balance in your Account) as long as you have not received a distribution of your Account, even if you are no longer eligible to receive credits under the Plan.

ARTICLE IV

CREDITS TO YOUR ACCOUNT

4.1 Account. For record keeping purposes only, an Account will be established under Section 4.2 below and maintained on your behalf under the Plan. Your Account will be used solely to determine the amounts to be paid to you under the Plan. Your Account will not constitute or be treated as a trust fund for your benefit.

4.2 Credits. For each year you are eligible, the Company will credit your Account with your share of Plan Credits in an amount equal to (i) ten percent (10%), multiplied by (ii) your Compensation for the year that is not recognized under the Retirement Plan either because it is in excess of the Salary Cap, or deferred under the NQDC, or both.

4.3 Earnings. Your Account will be credited with Earnings with respect to the investments of the Plan Credits credited to your Account. Earnings will be credited at the rate declared by the Committee, acting in its sole discretion, after taking into account the investment performance of the investment vehicles selected by the Committee, or, if the Committee permits, selected by you from among the investment vehicles available under the Retirement Plan (excluding the Amgen Inc. Stock Fund).

4.4 Vesting of Your Account. Your Account will become fully vested upon termination of your employment with the Company on or after (1) your Normal Retirement Date, (2) the date of your Disability, or (3) your death. If your employment with the Company is terminated for any other reason, your Account will be vested in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 3	0%
3 or more	100%

Notwithstanding the foregoing vesting schedule, if a portion of your Compensation for a year consists of amounts that were deferred under the NQDC, then a portion of that year’s Plan Credits in an amount equal to

(i) 10%, multiplied by (ii) the amount of Compensation deferred under the NQDC that would have been taken into account under the Retirement Plan if it had not been deferred, shall be immediately vested.

Any portion of your Account that is not vested on your termination of employment will be permanently forfeited. All Accounts will be subject to the creditors of the Company in the event of the insolvency of the Company.

4.5 Payroll Taxes Upon Vesting. When any portion of your Account becomes vested and nonforfeitable, the Company shall withhold from your current Compensation, in a manner determined by the Company, your share of employment taxes under the Federal Insurance Contribution Act (FICA) and other applicable employment taxes. If necessary, and in accordance with Section 5.4(c) below, the Company may reduce the vested and nonforfeitable portion of your Account to comply with this Section 4.5.

4.6 Determination of Accounts. Your Account will consist of all your credited Plan Credits and Earnings.

4.7 Statement of Accounts. Prior to March 1 of each year or at such other time as determined by the Committee, the Committee will distribute statements to you showing the balance of your Account.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions. Following your Separation from Service, the Company will pay you the vested balance of your Account under the Plan. The distribution of your Account will be paid to you in a lump-sum payment as soon as administratively practicable during the Plan Year immediately following the Plan Year in which such Separation from Service occurs, unless you have elected on an Election Form, within the time and manner described below, to receive either (i) a lump-sum payment as soon as administratively practicable in the second Plan Year following the Plan Year in which your Separation from Service occurs, or (ii) installment payments described in Section 5.2. Any election pursuant to this Section 5.1 must be made within 30 days after the date that you become eligible to participate in the Plan, provided that you have not been eligible to participate in this Plan or in any other plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c) at any time during the 24-month period ending on the date you became eligible to participate in the Plan, in accordance with Treasury Regulation Section 1.409A-2(a)(7)(ii).

5.2 Installment Payments. Installment payments will be paid in substantially equal annual payments, commencing as soon as administratively practicable in the Plan Year immediately following the Plan Year in which you experience a Separation from Service, and ending in the Plan Year that you specify in the Election Form, which shall not be later than the Plan Year that includes the ten-year anniversary of your Separation from Service. However, if your aggregate account balance under all Account Balance Plans is $100,000 or less upon your Separation from Service, your election to receive installment payments will be disregarded and your vested Account will be paid to you as a lump-sum payment as soon as administratively practicable in the Plan Year immediately following the Plan Year in which you incur a Separation from Service. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

5.3 Distribution Election Changes. Subject to Section 5.5, with respect to your distribution election made pursuant to this Article 5, you may have a one-time opportunity to extend the payment date and/or change the form of payment initially designated, provided that: (i) the new distribution election shall have no effect until at least 12 months after the date on which such election is made, (ii) the payment date must be at least five years after the previously designated payment date and must involve completion of all payments not later than the end of the Plan Year that includes the ten-year anniversary of your Separation from Service, and (iii) the election must be made at least 12 months prior to the previously designated payment date. The “previously designated payment date” in the preceding sentence shall be January 1 of the Plan Year in which the payment was initially scheduled to occur, which, in the case of installment payments, shall include only the first installment payment.

5.4 Six-Month Delayed Payment. If, at the time of your Separation from Service, you are a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(i)), the Company will not pay or provide any “Specified Benefits” (as defined herein) during the six-month period beginning with the date of your Separation from Service (the “409A Suspension Period”). In the event of your death, however, the Specified Benefits shall be paid to your Beneficiary without regard to the 409A Suspension Period. For purposes of this Plan, “Specified Benefits” are any amounts that would be subject to Section 409A additional taxes if the Company were to pay them, pursuant to this Plan, on account of your Separation from Service. During the 409A Suspension Period, your Account will continue to be credited or debited in accordance with Section 4.3 above until your Account is distributed. Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump-sum payment in cash equal to any Specified Benefits delayed during the 409A Suspension Period.

5.5 Special Transition Rule for 2008. This Section is effective October 1, 2008. With respect to Article 5 only, the Committee shall, in accordance with the rules established by the Committee and pursuant to Notice 2007-86, provide a limited period in 2008 in which you may make a distribution election with respect to your Account (unless you were subject to the special grandfathering rules set forth in Section 1.2). On or before the deadline established by the Committee, which in no event shall be later than December 31, 2008, you shall make any such elections on an Election Form that the Committee provides. Any such distribution election that is accepted by the Committee shall not be treated as a change in either the form or timing of your benefit payment for purposes of Code Section 409A or Section 5.3 or 6.5 of the Plan. If any distribution election that you make in accordance with this Section 5.5 either (i) relates to an amount that would otherwise be paid to you in 2008, or (ii) would cause an amount to be paid to you in 2008, such election shall not be effective with respect to such amount.

5.6 Accelerated Distributions. Distributions may not be accelerated, except as provided in this Section 5.6 and in Section 8.2. Distributions may be accelerated under the following circumstances:

(a)	You have elected to receive any payments under the installment method and subsequently elect to change from installments to a lump-sum distribution, provided the change in the distribution election satisfies the requirements set forth in Section 5.3 or 6.5.

(b)	You become liable for FICA taxes with respect to any portion of your Account, provided that if an accelerated distribution is made pursuant to this paragraph, the amount distributed shall not exceed the aggregate of the FICA taxes imposed on your Account plus any income tax withholding required for the FICA withholdings.

(c)	The Plan fails to meet the requirements of Code Section 409A with respect to any portion of your Account, provided that if an accelerated distribution is made pursuant to this paragraph, the amount that shall be distributed shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

5.7 Delayed Distributions. Except as provided in Sections 5.3, 5.4, 5.5, 6.5, and this Section 5.7, payments may not be delayed. Distributions may be delayed under the following circumstances:

(a)	If the Company reasonably anticipates that the Company’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treasury Regulation Section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 4.3. The delayed amounts (as adjusted for any amounts credited or debited thereon) shall be distributed to you (or your Beneficiary in the event of your death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)	The Committee may delay payment if it reasonably anticipates that making the payment would violate federal securities laws or other applicable law, provided the Company treats all payments to similarly situated Plan participants on a reasonably consistent basis and the payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause a violation.

5.8 Withholding Payroll Taxes. The Company will withhold any taxes required to be withheld from payments made from the Plan to satisfy any federal, state, or local requirements regarding tax withholding.

5.9 Payments to Incompetents. Whenever and as often as any person entitled to receive a distribution under the Plan shall be under a legal disability or, in the sole judgment of the Committee, shall otherwise be unable to care for such distributions to the person’s own best interest and advantage, the Committee, in the exercise of its discretion, may direct such distributions to be made in any one or more of the following ways:

(a)	directly to such person;

(b)	to such person’s spouse;

(c)	to such person’s legal guardian or conservator; or

(d)	to any other person to be held and used for such person’s benefit.

The decision of the Committee shall, in each case, be final and binding upon all parties, and any distribution made pursuant to the power herein conferred on the Committee shall, to the extent so made, be a complete discharge of the obligations under the Plan of the Company and the Committee with respect to such person.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1 Beneficiary Designation. Your Beneficiary under the Plan will be the same Beneficiary you select under the Retirement Plan. If you change your Beneficiary designation under the Retirement Plan, your Beneficiary designation under the Plan will automatically change as well.

6.2 No Beneficiary Designation. If you fail to designate a Beneficiary under the Retirement Plan, or if the Beneficiary you designate dies before you or before complete distribution of your benefits, your designated Beneficiary will be the first of the following classes in which there is a survivor:

(a)	your surviving Spouse;

(b)	your children, except if any of the children predecease you but leave surviving issue, then such issue will take by right of representation the share the parent would have taken if living;

(c)	your estate.

6.3 Death Before Commencement of Benefits. Subject to Section 6.4, any amounts payable to your Beneficiary under the Plan shall be paid in a lump sum unless you elect on an Election Form, within the time and manner set forth in Section 5.1, for such amounts to be payable in up to ten substantially equal annual installment payments. However, if your aggregate account balance under all Account Balance Plans is $100,000 or less upon your death, your election to receive installment payments will be disregarded and your vested Account will be paid to your Beneficiary as a lump-sum payment. Any lump-sum payment made pursuant to this Section 6.3 shall be made, or installment payments shall commence, within 60 days of your death. For purposes of this Plan, the right to receive a benefit payment in annual installments shall be treated as the entitlement to a single payment.

6.4 Death After Commencement of Benefits. If you die after installment payments have commenced but before your Account is paid in full, your remaining installment payments shall continue and shall be paid to your Beneficiary over the remaining number of years and in the same amounts as payments would have been made to you had you survived.

6.5 Distribution Election Changes. Subject to Section 5.5, with respect to your distribution election made pursuant to this Article 6, you may have a one-time opportunity to extend the payment date and/or change the form of payment initially designated, provided that: (i) the new distribution election shall have no effect until at least 12 months after the date on which such election is made, (ii) the payment date must involve completion of all payments not later than the end of the Plan Year that includes the ten-year anniversary of your death, and (iii) the election must be made at least 12 months prior to the previously designated payment date. The “previously designated payment date” in the preceding sentence shall be January 1 of the Plan Year in which the payment was initially scheduled to occur, which, in the case of installment payments, shall include only the first installment payment.

6.6 Effect of Payment. The distribution to the Beneficiary completely discharges Company’s obligations under this Plan.

ARTICLE VII

ADMINISTRATION

7.1 Committee; Duties. This Plan is administered by the Committee, or its duly appointed delegate or delegates, who may or may not be employees of the Company. The Committee (or its delegates) has the same duties, discretionary and interpretive authority and rights under this Plan as the Global Benefits Committee, and its appointees and delegates, has under the Retirement Plan; provided, however, nothing in this Section 7.1 shall be construed to impose any fiduciary duty on the Committee or its delegates under ERISA. The decisions or actions of the Committee with respect to any question arising out of or in connection with the administration, interpretation or application of the Plan and the rules or regulations promulgated hereunder will be final, conclusive and binding upon all persons having any interest in the Plan.

7.2 Indemnity of Committee. The Company will indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of the Committee’s gross negligence or willful misconduct.

7.3 Claims Procedure. The Claims Procedure under the Plan is the same as that under the Retirement Plan, including the arbitration requirements set forth therein.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1 Plan Amendment.

(a)	Generally. The Committee may at any time amend the Plan in whole or in part. No amendment may decrease or restrict the amount accrued in any Account maintained under the Plan through the date of amendment.

(b)	Amendment for 409A Compliance. This Plan is intended to comply with Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Plan and any associated documents in any manner that establishes an exemption from or otherwise conforms them to the requirements of Section 409A. If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. The Company reserves the right to unilaterally amend this Plan without your consent in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Section 409A of the Code.

8.2 Company’s Right to Terminate. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, by action of its Board of Directors or the Committee, the Company reserves the right to discontinue its sponsorship of the Plan and to terminate the Plan at any time in accordance with one of the following circumstances set forth in subsections (a) through (c) below and in Treasury Regulation Section 1.409A-3(j)(4)(ix):

(a)	The Company may terminate the Plan if the termination and liquidation is not proximate to a downturn in the Company’s financial health and:

(i)	The Plan and all other plans maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are irrevocably terminated;

(ii)	No payments other than payments that would otherwise be payable under the terms of the Plan are made within 12 months following the date the Company takes all necessary actions to terminate and liquidate the Plan;

(iii)	Except with respect to the participants who became entitled to benefits under the terms of the Plan and any other plan maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) within the first 12 months following the date such plans are irrevocably terminated, all payments to the participants due under the terms of such plans must be made between the first day of the 13th month and the last day of the 24th month following the date such plans terminated; and

(iv)	The Company does not adopt a plan that would be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c) within three years following the date the Plan is terminated.

(b)	The Company terminates and liquidates the Plan pursuant to irrevocable action taken within 30 days preceding or 12 months following a “change in control event” (defined below), provided that the Plan and all other plans maintained by the Company that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated on the same date with respect to each participant in such plans that experienced the “change in control event,” and all such participants receive all benefits payable under such plans within 12 months following the termination date. For purposes of this Section 8.2(b), “change in control event” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5).

(c)	The Company terminates and liquidates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that all benefits payable under the Plan are distributed to participants during the earlier of (i) the taxable year in which the amount is actually or constructively received, or (ii) the latest of the calendar year in which (a) the Plan is terminated and liquidated; (b) the benefits are no longer subject to a substantial risk of forfeiture; or (c) the payment first becomes administratively practicable.

ARTICLE IX

MISCELLANEOUS

9.1 Unfunded Plan. This Plan is intended to be an unfunded plan for tax law purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained primarily to provide benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are members of management who, by virtue of their position with the Company, are uniquely informed as to the Company’s operations and have the ability to materially affect the Company’s profitability and operations.

9.2 Unsecured General Creditor. Neither you nor your Beneficiaries, heirs, successors and assigns will have any legal or equitable rights, interest or claims in any property or assets of the Company, nor will they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company. Such policies or other assets of the Company will not be held under any trust for your benefit or that of your Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets and policies will be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan will be that of an unfunded and unsecured promise of the Company to pay money in the future.

9.3 Trust Fund. The Company will pay all Plan benefits. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof will be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company will have no further obligation with respect thereto, but to the extent not so paid, such benefits will remain the obligation of, and paid by, the Company.

9.4 Code Section 409A. Except to the extent specifically provided within this Plan or any separate written agreement between you and the Employer, you shall be solely responsible for the satisfaction of any taxes with respect to the benefits payable to you under this Plan (including, but not limited to, employment taxes imposed on employees and additional taxes on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Section 409A of the Code, neither the Company, nor its employees, directors, or agents shall have any obligation to mitigate or to hold you harmless from any or all of such taxes.

9.5 Nonassignability. Neither you nor any other person may commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by you or any other person (other than amounts owed to the Company’s creditors in the event of the Company’s insolvency), nor be transferable by operation of law in the event of the bankruptcy or insolvency of you or any other person (other than the Company).

9.6 Not a Contract of Employment. The terms and conditions of this Plan may not be construed to constitute a contract of employment between you and the Company and you (or your Beneficiary) will have no rights against the Company except as otherwise specifically provided herein. Moreover, nothing in this Plan will be deemed to give you the right to be retained in the service of the Company as an employee or otherwise, or to interfere with the right of the Company to discipline or discharge you at any time.

9.7 Cooperation. You are required to cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

9.8 Terms. Whenever words are used in this Plan in the masculine they will be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used in this Plan in the singular or in the plural, they will be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.9 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and do not control or affect the meaning or construction of any of its provisions.

9.10 Governing Law. The provisions of this Plan are to be construed and interpreted according to the laws of the State of California to the extent that they have not been preempted by federal law.

9.11 Validity. In case any provision of this Plan is found to be held illegal or invalid for any reason, said illegality or invalidity will not affect the remaining parts hereof, but this

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IN WITNESS WHEREOF, the Company has signed this amended and restated Plan document as of                 , 2008.

“Company”

Amgen Inc., a Delaware corporation

By:	/s/ BRIAN MCNAMEE
Title:	Senior Vice President, Human Resources

APPENDIX A

Participating Subsidiaries and Affiliates of Amgen Inc.

1.	Amgen USA Inc. – January 1, 2002
2.	Immunex Corporation – January 1, 2003
3.	Immunex Manufacturing Corporation – January 1, 2003
4.	Immunex Rhode Island Corporation – January 1, 2003
5.	Amgen Worldwide Services, Inc. – January 1, 2004
6.	Amgen San Francisco, LLC – January 1, 2005
7.	Tularik Pharmaceutical Company – January 1, 2005
8.	Amgen Fremont Inc. – July 1, 2006
9.	Amgen Mountain View Inc. – January 1, 2007